SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) September 16, 1996



                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                     (Zip Code)

(503) 671-6453
             (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant issued the following press release on September 16, 1996:

Beaverton, OR (September 16, 1996) -- NIKE, Inc. (NYSE:NKE) today reported record revenues and earnings for the Company's first quarter ended August 31, 1996. First quarter net income totaled $226.1 million or $1.53 per share compared to $182.1 million, or $1.25 per share. Worldwide revenues were $2.28 billion, up 34 percent from $1.70 billion last year.*

The Company also reported worldwide futures orders for athletic footwear and apparel scheduled for delivery between September 1996 and January 1997 total a record $3.5 billion, 66 percent higher than such orders for the same period last year. Worldwide futures orders were not materially impacted by the change in the value of the U.S. dollar compared to year-ago levels. This significant increase in worldwide orders for the period is due both to continued growth of NIKE core business and a change in the mix of futures and "at once" shipments as NIKE futures programs become more established on a global basis, particularly in apparel.**

The Company also announced that its Board of Directors has approved a two-for-one stock split in both NIKE Class A and Class B Common shares. This stock split will be in the form of a 100 percent stock dividend to be paid on October 23, 1996 to shareholders of record at the close of business on October 11, 1996.

NIKE Chairman Philip H. Knight stated, "One year ago, we approved a two-for-one stock split. At that time, I cited the growing power of the NIKE brand as strong evidence of our outstanding financial performance. That brand strength, which many thought was nearing its peak last year, continues to grow unabated in fiscal 1997, propelling NIKE to the best quarter in our history, record futures orders, and another stock split for our shareholders.

"The strength of the NIKE brand is clearly evident in the U.S. market where both our footwear and apparel are experiencing outstanding sell-through at retail. In footwear, our men's basketball business in the U.S. grew
48 percent in the first quarter, an exceptional number given our dominant position in that market.

"We continue to gain share in the U.S. in women's footwear, with women's fitness and women's sports revenues up 45 percent and 68 percent respectively. The running category remains particularly strong, with men's running up more than 50 percent for the second consecutive quarter.

"Our apparel business continues to grow rapidly. Despite some delays in our U.S. apparel shipments in the quarter, our U.S. apparel business increased 93 percent compared to last year. Our ability to execute at both the design and production levels, our dominant presence on the field of play, and our excellence in retail presentation will all help establish NIKE as the leading brand in the athletic apparel market in fiscal 1997.**

"NIKE's brand presence outside the U.S. market continues to develop dramatically. International revenues increased 35 percent compared to last year, with key European markets such as the United Kingdom, Italy and Germany showing particular strength. In the Asia Pacific region, all countries recorded revenue increases in excess of 35 percent.

"As the NIKE brand continues to sell through at record levels, the percentage of our business being done under our futures program continues to climb, particularly in U.S. apparel and international markets. In U.S. footwear, the broad-based strength in futures orders continues with men's basketball up 55 percent, kids' up 74 percent and women's sport up 45 percent."

In the first quarter, U.S. athletic footwear and apparel revenues totaled $1.35 billion, an increase of 39 percent. International athletic footwear and apparel revenues increased 35 percent to $780.9 million. Had the U.S. dollar remained constant at year-ago levels, international revenues would have increased 45 percent in the quarter. Revenues from other brands, which include Bauer, Cole Haan(R), Tetra Plastics and Sports Specialties, decreased less than one percent to $146.6 million.

Consolidated gross margins for the quarter were 40.3 percent compared to 40.4 percent last year. Selling and administrative expenses were
23.2 percent of first quarter revenues, compared to 21.7 percent last year.

NIKE's balance sheet remained very strong. The current ratio at August 31, 1996 was 1.9 to 1. Cash and short-term investments totaled $398.1 million. Total U.S. footwear inventory units ended the quarter down 22 percent compared to May 31, 1996 and up 9 percent from August 31, 1995.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Bauer Inc., the world's leading manufacturer of hockey equipment; Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties Corporation, which markets a full line of licensed headwear. All per share data reflects the Company's previous 2-for-1 stock split which became effective October 30, 1995. Total revenues for the trailing twelve months ending August 31, 1996 were $7.07 billion.

*Certain of the Company's international subsidiaries changed their fiscal years to coincide with the Company's consolidated fiscal year-end of May. This change, effective June 1, 1996, does not have a material effect on the annual results of operations. The results reported this quarter are reflecting the change in the international subsidiaries year-end and are therefore not comparable to the first quarter results as reported last year. Comparisons for the first quarter last year are stated as they would have appeared had the subsidiaries reported on a same month basis.

** The marked items are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K,
10-Q, and 10-K.   Some forward-looking statements in this release
concern futures orders which are not necessarily indicative of total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.



NIKE, Inc.
INCOME STATEMENT                                     Quarter Ending
                                              8/31/96          8/31/95
Revenues                                      $2,281,926       $1,700,020

Cost and Expenses
  Cost of Sales                                1,362,119        1,013,379
  S G & A                                        529,537          369,043
  Interest Expense                                12,666           11,251
  Other                                            8,641           10,249
     Total Costs                               1,912,963        1,403,922
                                               _________        _________

Pre Tax Income                                   368,963          296,098
Income Taxes                                     142,900          114,000
                                               _________        _________

Net Income                                    $  226,063       $  182,098

Income Per Share                                   $1.53            $1.25
                                               _________         ________

Dividend                                           $0.15            $0.125
Average Shares Outstanding                       148,184          145,852
===========================================================================
Divisional Revenues

U.S. Athletic Footwear                        $1,002,103       $  791,568
U.S. Athletic Apparel                            352,385          182,483
                                              __________       __________

  Total U.S. Athletic                          1,354,488          974,051

International Footwear                           548,538          427,032
International Apparel                            232,339          151,051
                                              __________       __________

  Total International                            780,877          578,083

Other Brands                                     146,561          147,886
                                              __________       __________
    Total                                     $2,281,926       $1,700,020
=========================================================================

Percentage Change

U.S. Athletic Footwear                               27%              21%
U.S. Athletic Apparel                                93%              93%
                                                     __               __

  Total U.S. Athletic                                39%              30%

International Footwear                               28%              30%
International Apparel                                54%              30%
                                                     __               __

  Total International                                35%              30%
Other Brands                                         -1%             151%
                                                     __              ___

                                                     34%              36%
=========================================================================

Balance Sheet
  Assets
Cash and Investments                           $  398,098        $  178,556
Accounts Rec                                    1,627,046         1,192,172
Inventory                                         909,414           676,417
Deferred Taxes                                     88,852            68,682
Prepaid Expenses                                  120,298            87,300
                                                _________         _________

  Current Assets                                3,143,708         2,203,127
                                                _________         _________

Fixed Assets                                    1,116,998           934,801
Depreciation                                      425,420           352,091
                                                _________         _________

  Net Fixed Assets                                691,578           582,710
                                                _________         _________

Identifiable Intangible Assets and Goodwill       469,332           490,872
Other Assets                                      121,210            46,707
                                                 _________        _________

Total Assets                                   $4,425,828        $3,323,416
                                                 =========        =========


  Liab and Equity
Current L/T Debt                                   $4,175            $3,237
Notes Payable                                     539,210           325,937
Accounts Payable                                  416,600           367,797
Accrued Liability                                 525,738           338,902
Inc Taxes Payable                                 141,287           109,397
                                                  _________      _________

  Current Liab                                  1,627,010         1,145,270
Long Term Debt                                    107,247            14,082
Non-Curr Deferred Tax                               1,764            17,921
Other Long-Term Liab                               32,559            42,952
Preferred Stock                                       300               300
Common Equity                                   2,656,948         2,102,891
                                                _________         _________

Total Liab & Equity                            $4,425,828        $3,323,416


ITEM 5.  OTHER EVENTS

In September of 1996, the Company announced a two-for-one stock split in both NIKE Class A and Class B Common shares. The stock split will be in the form of a 100 percent stock dividend to be paid on October 23, 1996 to sharholders of record at the close of business on October 11, 1996. The common shares and the per common share amounts in the Consolidated Financial Statements and accompanying notes below have been adjusted to reflect this stock split.



 REPORT OF INDEPENDENT ACCOUNTANTS

Portland, Oregon
July 3, 1996, except as to Note 16, which is as of September 24, 1996 To the Board of Directors and Shareholders of NIKE, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(1) and (2) on page 32 present fairly, in all material respects, the financial position of NIKE, Inc. and its subsidiaries at May 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended
May 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP



                                    NIKE, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                  YEAR ENDED MAY 31,
                                                         --------------------------------
                                                    1996               1995          1994
                                                  ----------         ----------    ------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues                                           $6,470,625      $4,760,834      $3,789,668
Costs and expenses:
   Costs of sales                                   3,906,746       2,865,280       2,301,423
   Selling and administrative                       1,588,612       1,209,760         974,099
   Interest expense (Notes 4 and 5)                    39,498          24,208          15,282
   Other income/expense, net (Notes 1, 9 and 10)       36,679          11,722           8,270
                                                    5,571,535       4,110,970       3,299,074

Income before income taxes                            899,090         649,864         490,594
Income taxes (Note 6)                                 345,900         250,200         191,800
Net income                                         $  553,190      $  399,664      $  298,794
Net income per common share (Notes 1 and 16)       $     1.89      $     1.36      $      .99

Average number of common and common
    equivalent shares (Notes 1 and 16)                293,608         294,012         301,824
The accompanying notes to consolidated financial statements are an integral part of this statement.



                                   NIKE, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                     MAY 31,
                                                              ---------------------
                                                                 1996       1995
                                                              ---------- ----------
                                                                 (IN THOUSANDS)
                           ASSETS
                           ------

Current Assets:
     Cash and equivalents                                      $  262,117     $  216,071
     Accounts receivable, less allowance for doubtful accounts
         of $43,372 and $32,663                                 1,346,125      1,053,237
     Inventories (Note 2)                                         931,151        629,742
     Deferred income taxes (Note 6)                                93,120         72,657
     Prepaid expenses                                              94,427         74,221

            Total current assets                                2,726,940      2,045,928

Property, plant and equipment, net (Notes 3 and 5)                643,459        554,879
Identifiable intangible assets and goodwill (Note 1)              474,812        495,907
Deferred income taxes and other assets                            106,417         46,031

       Total assets                                            $3,951,628     $3,142,745

                        LIABILITIES AND SHAREHOLDERS' EQUITY
                        ------------------------------------
Current Liabilities:
     Current portion of long-term debt (Note 5)                $    7,301     $   31,943
     Notes payable (Note 4)                                       445,064        397,100
     Accounts payable (Note 4)                                    455,034        297,656
     Accrued liabilities                                          480,407        345,224
     Income taxes payable                                          79,253         35,612

       Total current liabilities                                1,467,059      1,107,535

Long-term debt (Notes 5 and 13)                                     9,584         10,565
Deferred income taxes (Note 6)                                      1,883         17,789
Other liabilities (Note 1)                                         41,402         41,867
Commitments and contingencies (Notes 11 and 14)                        --             --
Redeemable Preferred Stock (Note 7)                                   300            300
Shareholders' equity (Notes 8 and 16):
       Common Stock at stated value:
Class A convertible 102,240, and 103,580 shares outstanding           153            155
Class B 185,018 and 182,200 shares outstanding                      2,702          2,698
       Capital in excess of stated value                          154,833        122,436
       Foreign currency translation adjustment                    (16,501)         1,585
       Retained earnings                                        2,290,213      1,837,815

          Total shareholders' equity                            2,431,400      1,964,689
       Total liabilities and shareholders' equity              $3,951,628     $3,142,745

The accompanying notes to consolidated financial statements are an integral part of this statement.



                                   NIKE, INC.

                         CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                          YEAR ENDED MAY 31,
                                                                     -----------------------------
                                                                     1996      1995      1994
                                                                     --------- --------- ---------
                                                                             (IN THOUSANDS)

 Cash provided (used) by operations:
   Net income                                                     $553,190    $399,664   $298,794
   Income charges (credits) not affecting cash:
     Depreciation                                                   97,179      71,113     64,531
     Deferred income taxes and purchased tax benefits             (73,279)     (24,668)   (23,876)
     Other liabilities                                               (465)      (1,359)    (3,588)
     Amortization and other                                        35,199       19,125      8,067
   Changes in certain working capital components:
     (Increase) decrease in inventory                            (301,409)     (69,676)   160,823
     (Increase) decrease in accounts receivable                  (292,888)    (301,648)    23,979
     (Increase) decrease in other current assets                  (20,054)     (10,276)     6,888
      Increase (decrease) in accounts payable, accrued
            liabilities and income taxes payable                  332,548      172,638     40,845

   Cash provided by operations                                    330,021      254,913    576,463

Cash provided (used) by investing activities:
   Additions to property, plant and equipment                    (216,384)    (154,125)   (95,266)
   Disposals of property, plant and equipment                      12,775        9,011     12,650
   Additions to other assets                                      (26,376)      (6,260)    (5,450)
   Acquisition of subsidiaries:
     Identifiable intangible assets and goodwill                    --        (345,901)    (2,185)
     Net assets acquired                                            --         (84,119)    (1,367)

   Cash used by investing activities                             (229,985)    (581,394)   (91,618)

Cash provided (used) by financing activities:
   Additions to long-term debt                                      5,044        2,971      6,044
   Reductions in long-term debt including current portion         (30,352)     (39,804)   (56,986)
   Increase (decrease) in notes payable                            47,964      263,874     (2,939)
   Proceeds from exercise of options                               21,150        6,154      4,288
   Repurchase of stock                                            (18,756)    (142,919)  (140,104)
   Dividends common and preferred                                 (78,834)     (65,418)   (60,282)

Cash provided (used) by financing activities                      (53,784)      24,858   (249,979)
Effect of exchange rate changes on cash                              (206)      (1,122)    (7,334)
Net (decrease) increase in cash and equivalents                    46,046     (302,745)   227,532
Cash and equivalents, beginning of year                           216,071      518,816    291,284

Cash and equivalents, end of year                                $262,117     $216,071   $518,816

Supplemental disclosure of cash flow of information:
   Cash paid during the year for:
     Interest (net of amount capitalized)                         $ 32,800    $ 20,200   $ 11,300
     Income taxes                                                  359,300     285,400    189,800

Supplemental schedule of non-cash investing activities:
   The Company had a like-kind exchange of certain
     equipment during the year as follows:
         Cost of old equipment                                       ---        ---     $ 24,057
         Accumulated depreciation                                    ---        ---     (14,502)
         Cash received                                               ---        ---         652

         Book value of new asset                                     ---       ---     $ 10,207

   The Company acquired new NIKE subsidiaries
       during the year as follows:
         Assets acquired                                            ---        ---     $124,966
         Less: cash paid                                            ---        ---       (3,552)
         Liabilities assumed                                        ---        ---     $121,414

The accompanying notes to consolidated financial statements are an integral part of this statement.



                                             NIKE, INC.
                             CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                 CAPITAL
                                            COMMON STOCK            IN
                                     ---------------------------  EXCESS    FOREIGN
                                        CLASS A       CLASS B       OF     CURRENCY
                                     ------------- -------------  STATED  TRANSLATION  RETAINED
                                     SHARES AMOUNT SHARES AMOUNT  VALUE   ADJUSTMENT   EARNINGS     TOTAL
                                     ------ ------ ------ ------ -------- ----------- ---------- ----------
                                                                 (IN THOUSANDS)

Balance at May 31, 1993            26,691   $159   49,161  $2,720 $108,451 $(7,790)  $1,539,279  $1,642,819
Stock options exercised                               167       1    6,287                            6,288
Conversion to Class B Common Stock    (12)   ---       12      ---                                      ---
Repurchase of Class B Common Stock                 (2,819)    (17)  (6,454)            (133,633)   (140,104)
Translation of statements of
   international operations                                                 (7,333)                  (7,333)
Net income                                                                              298,794     298,794
Dividends on Redeemable Preferred Stock                                                     (30)        (30)
Dividends on Common Stock                                                               (59,485)    (59,485)

Balance at May 31, 1994            26,679    159   46,521   2,704  108,284 (15,123)   1,644,925   1,740,949
Stock options exercised                               241       2    8,954                            8,956
Conversion to Class B Common Stock   (784)    (4)     784       4                                        __
Repurchase of Class B Common Stock                 (2,130)    (13)  (4,801)            (138,106)   (142,920)
Stock issued pursuant to
   contractual obligations                            134       1    9,999                           10,000
Translation of statements of
   international operations                                                 16,708                   16,708
Net income                                                                              399,664     399,664
Dividends on Redeemable Preferred Stock                                                     (30)        (30)
Dividends on Common Stock                                                               (68,638)    (68,638)

Balance at May 31,1995             25,895    155   45,550   2,698  122,436   1,585    1,837,815   1,964,689

Stock options exercised                               756       3   32,848                           32,851
Conversion to Clas B Common Stock    (655)    (2)     655       2                                      ---
Repurchase of Class B Common Stock                   (200)     (1)    (451)             (18,304)    (18,756)
Two-for-one Stock Split
  October 30, 1995                 25,880          45,748
Translation of statements of
  international operations                                                (18,086)                  (18,086)
Net Income                                                                              553,190     553,190
Dividends on Redeemable
  Preferred Stock                                                                           (30)        (30)
Dividends on Common Stock                                                               (82,458)    (82,458)

Balance at May 31, 1996           51,120   $153    92,509  $2,702 $154,833 $(16,501) $2,290,213  $2,431,400

Balance at May 31, 1996
affected for the October 1996
stock split (Note 16)            102,240   $153   185,018  $2,702 $154,833 $(16,501) $2,290,213  $2,431,400

  The accompanying notes to consolidated financial statements are an integral part of this statement.



                                   NIKE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated. To facilitate the timely preparation of the consolidated financial statements, the accounts of certain international operations have been consolidated for fiscal years ending in April. The consolidated financial statements in fiscal 1997 will eliminate the one month lag in reporting for these international operations. The results of operations of May 1996 of these entities, which would have previously been reported in results of fiscal 1997, will be recorded as an adjustment to beginning retained earnings for fiscal 1997.

Recognition of revenues:

Revenues recognized include sales plus fees earned on sales by licensees.

Advertising:

Advertising production costs are expensed the first time the advertisement is run. Media (TV and print) placement costs are expensed in the month the advertising appears. Total advertising and promotion expenses were $642,500,000, $495,000,000 and $373,100,000 for the years ended May 31, 1996,
1995 and 1994, respectively. Included in prepaid expenses and other assets was $69,300,000 and $24,300,000 at May 31, 1996 and 1995, respectively, relating to prepaid advertising and promotion expenses.

Cash and equivalents:

Cash and equivalents represent cash and short-term, highly liquid investments with original maturities three months or less.

Inventory valuation:

Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all U.S. inventories. International inventories are valued on a first-in, first-out
(FIFO) basis.

Property, plant and equipment and depreciation:

Property, plant and equipment are recorded at cost. Depreciation for financial reporting purposes is determined on a straight-line basis for buildings and leasehold improvements and principally on a declining balance basis for machinery and equipment, based upon estimated useful lives ranging from three to thirty-two years.

Identifiable intangible assets and goodwill:

At May 31, 1996 and 1995, the Company had patents, trademarks and other identifiable intangible assets with a value of $209,586,000 and $209,203,000, respectively. The Company's excess of purchase cost over the fair value of net assets of businesses acquired (goodwill) was $327,555,000 and $329,726,000 at May 31, 1996 and 1995, respectively.

Identifiable intangible assets and goodwill are being amortized over their estimated useful lives on a straight-line basis over five to forty years. Accumulated amortization was $62,329,000 and $43,022,000 at May 31, 1996 and 1995, respectively. Amortization expense, which is included in other income/expense, was $21,772,000, $13,176,000 and $8,409,000 for the years ended May 31, 1996, 1995 and 1994, respectively. Intangible assets are periodically reviewed by the Company for impairments where the fair value is less than the carrying value.


Other liabilities:

Other liabilities include amounts with settlement dates beyond one year, and are primarily composed of long-term deferred endorsement payments of $21,674,000 and $26,893,000 at May 31, 1996 and 1995, respectively. Deferred payments to endorsers relate to amounts due beyond contract termination, which are discounted at various interest rates and accrued over the contract period.

Endorsement contracts:

Accounting for endorsement contracts is based upon specific contract provisions. Generally, endorsement payments are expensed uniformly over the term of the contract after giving recognition to periodic performance compliance provisions of the contracts. Contracts requiring prepayments are included in prepaid expenses or other assets depending on the length of the contract.

Foreign currency translation:

Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are included in the currency translation adjustment in shareholders' equity.

Derivatives:

The Company enters into foreign currency contracts in order to reduce the impact of certain foreign currency fluctuations. Firmly committed transactions and the related receivables and payables may be hedged with forward exchange contracts or purchased options. Anticipated, but not yet firmly committed, transactions may be hedged through the use of purchased options. Premiums paid on purchased options and any gains are included in accrued liabilities and are recognized in earnings when the transaction being hedged is recognized. See Note 14 for further discussion.

Income taxes:

Income taxes are provided currently on financial statement earnings of international subsidiaries expected to be repatriated. The Company intends to determine annually the amount of undistributed international earnings to invest indefinitely in its international operations.

In June 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. See Note 6 for further discussion.

Net income per common share:

Net income per common share is computed based on the weighted average number of common and common equivalent (stock option) shares outstanding for the periods reported.

On October 30, 1995, the Company issued additional shares in connection with a two-for-one stock split effected in the form of a 100% stock dividend on outstanding Class A and Class B common stock. The per common share amounts in the Consolidated Financial Statements and accompanying notes have been adjusted to reflect this stock split.

Management estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, including estimates relating to assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications:

Certain prior year amounts have been reclassified to conform to fiscal 1996 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.



NOTE 2 - INVENTORIES


Inventories by major classification are as follows:

(in thousands)
May 31                                  1996            1995
Finished goods                         $906,943        $618,521
Work-in-progress                         20,002           9,064
Raw materials                             4,206           2,157

                                       $931,151        $629,742

The excess of replacement cost over LIFO cost was $16,023,000 at May 31, 1996, and $19,512,000 at May 31, 1995.


NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment includes the following:


(in thousands)
May 31                                                   1996              1995
Land                                                   $   75,369          $ 68,102
Buildings                                                 246,602           224,586
Machinery and equipment                                   572,396           470,422
Leasehold improvements                                     83,678            63,716
Construction in process                                    69,660            64,387
                                                        1,047,705           891,213
Less accumulated depreciation                             404,246           336,334

                                                       $  643,459          $554,879


NOTE 4 - SHORT-TERM BORROWINGS AND CREDIT LINES

Notes payable to banks and interest bearing accounts payable to Nissho Iwai American Corporation (NIAC) are summarized below:

(in thousands)

May 31                                     1996                              1995

                                 Borrowings    Interest Rate       Borrowings   Interest Rate
Banks:
U.S. Operations                  $  ---         ---%               $118,609     6%
International Operations          445,064     4-3/8                 278,491     5
                                 $445,064                          $397,100

NIAC                             $237,413     5-4/5%               $129,480     6%



At May 31, 1995, the Company had no outstanding borrowings under its $300 million unsecured multiple option facility with sixteen banks. On September 15, 1995, the Company terminated this facility and entered into a new $500 million unsecured multiple-option facility with eleven banks, which matures on October 31, 2000. This agreement contains optional borrowing alternatives consisting of a committed revolving loan facility and a competitive bid facility. The interest rate charged on this agreement is determined by the borrowing option and, under the committed revolving loan facility, is either the London Interbank Offered Rate (LIBOR) plus .19% or the higher of the Fed Funds rate plus .50% or the Prime Rate. The agreement provides for annual fees of .07% of the total commitment. Under the agreement, the Company must maintain among other things certain minimum specified financial ratios with which the Company was in compliance at May 31, 1996. At May 31, 1996, there were no outstanding borrowings under this facility.

Ratings for the Company to issue commercial paper, which is required to be supported by committed and uncommitted lines of credit, are A1 by Standard and Poor's Corporation and P1 by Moody's Investor Service. At May 31, 1996 there were no amounts outstanding and at May 31, 1995 there was $118,609,000 outstanding under these arrangements.

The Company has outstanding loans at interest rates at various spreads above the banks' cost of funds for financing international operations. Certain of these loans can be secured by accounts receivable and inventory.

The Company purchases through Nissho Iwai American Corporation(NIAC) substantially all of the athletic footwear and apparel it acquires from non-U.S. suppliers. Accounts payable to NIAC are generally due up to 120 days after shipment of goods from the foreign port. Interest on such accounts payable accrues at the ninety day LIBOR rate as of the beginning of the month of the invoice date, plus .30%.


NOTE 5 - LONG-TERM DEBT

Long-term debt includes the following:
(in thousands)

May 31                                          1996           1995

10.4% senior secured note                       $  ---         $22,244
9.43% capital warehouse lease, payable in
quarterly installments through 2007               7,485          9,078
Other                                             9,400         11,186

     Total                                       16,885         42,508
Less current maturities                           7,301         31,943

                                                $ 9,584        $10,565


The senior secured note was acquired in connection with the acquisition of Bauer and was liquidated subsequent to May 31, 1995. Amounts of long-term maturities in each of the five fiscal years 1997 through 2001 respectively, are $7,301,000, $2,407,000, $2,338,000, $863,000 and $800,000. As of
June 27, 1996, the Company's Japanese subsidiary borrowed 10.5 billion Japanese yen in a private placement (approximately $100 million) with a maturity of June 26, 2011. Interest is paid semi-annually at 4.3%. The agreement provides for early retirement after year ten.



NOTE 6 - INCOME TAXES:

Income before income taxes and the provision for income taxes are as follows:


(in thousands)

Year Ended May 31                                     1996        1995         1994

Income before income taxes:
     United States                                 $644,755       $467,548      $318,367
     Foreign                                        254,335        182,316       172,227

                                                   $899,090       $649,864      $490,594

Provision for income taxes:
Current:
     United States
        Federal                                    $247,526       $172,127      $121,892
        State                                        42,622         34,764        23,832
     Foreign                                        127,345         75,964        64,034

                                                    417,493        282,855       209,758
Deferred:
     United States
        Federal                                     (33,003)       (25,689)      (12,931)
        State                                       ( 7,657)        (2,430)       (1,868)
     Foreign                                        (30,933)        (4,536)       (3,159)

                                                    (71,593)       (32,655)      (17,958)
                                                   $345,900       $250,200      $191,800

During fiscal 1994 the Company permanently reinvested approximately $56,000,000 of its undistributed international earnings in certain international subsidiaries. This resulted in a reduction of $12,800,000 in the 1994 provision for deferred income taxes.

On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law, raising corporate rates 1%. This resulted in an increase of approximately $7,200,000 in tax expense, computed as the impact of the 1% applied retroactively to earnings from January 1, 1993, and also to deferred taxes in accordance with FAS 109.

The Company adopted FAS 109 during the first quarter of fiscal 1994. The Company has elected to report the cumulative effect of the FAS 109 adoption as of May 31, 1987. The cumulative effect of $3,207,000 has been recorded as a reduction in common shareholder's equity for each of the years subsequent to 1987.

A benefit has been recognized for foreign loss carry forwards of $96,600,000 and $32,700,000 at May 31, 1996 and 1995 respectively, which have no expiration. As of May 31, 1996, the Company has utilized all foreign tax credits.



Deferred tax liabilities (assets) are comprised of the following:


(in thousands)
May 31                                                    1996             1995

Undistributed earnings of foreign subsidiaries           $  3,220        $ 18,164
Other                                                      12,040           15,213
  Gross deferred tax liabilities                           15,260           33,377
Allowance for doubtful accounts                            (9,050)          (7,952)
Inventory reserves                                        (20,796)         (15,645)
Deferred compensation                                     (17,583)         (10,221)
Reserves and accrued liabilities                          (42,870)         (30,335)
Tax basis inventory adjustment                            (12,363)          (8,852)
Depreciation                                               (2,594)          (1,796)
Foreign loss carry forwards                               (25,162)          (6,000)
Other                                                     (12,978)          (7,444)
  Gross deferred tax assets                              (143,396)         (88,245)
Net deferred tax assets                                 $(128,136)        $(54,868)

A reconciliation from the U.S. statutory federal income tax rate to the effective income tax rate follows:

Year ended May 31,                             1996           1995           1994
U.S. Federal statutory                          35.0%         35.0%          35.0%
State income taxes, net of federal benefit       2.6           3.2            3.2
Tax benefit from permanent reinvestment
   of foreign earnings                           --            --            (2.6)
Impact of rate increase                          --            --             1.5
Other, net                                        .9           .3             2.0

Effective income tax rate                      38.5%         38.5%           39.1%


During 1982, the Company purchased future tax benefits for $15,277,000. Tax benefits of $2,697,000 in excess of the purchase price have been recognized as of May 31, 1996 and are classified in non-current deferred income taxes.

NOTE 7 - REDEEMABLE PREFERRED STOCK

NIAC is the sole owner of the Company's authorized Redeemable Preferred Stock, $1 par value, which is redeemable at the option of NIAC at par value aggregating $300,000. A cumulative dividend of $.10 per share is payable annually on May 31 and no dividends may be declared or paid on the Common Stock of the Company unless dividends on the Redeemable Preferred Stock have been declared and paid in full. There have been no changes in the Redeemable Preferred Stock in the three years ended May 31, 1996. As the holder of the Redeemable Preferred Stock, NIAC does not have general voting rights but does have the right to vote as a separate class on the sale of all or substantially all of the assets of the Company and its subsidiaries, on merger, consolidation, liquidation or dissolution of the Company or on the sale or assignment of the NIKE trademark for athletic footwear sold in the United States.


NOTE 8 - COMMON STOCK

The authorized number of shares of Class A Common Stock no par value and Class B Common Stock no par value are 110,000,000 and 350,000,000, respectively.
The Company announced a two-for-one stock split which was effected in the form of a 100% stock dividend on outstanding Class A and Class B Common Stock, paid October 30, 1995. Each share of Class A common Stock is convertible into one share of Class B Common Stock. Voting rights of Class B Common Stock are limited in certain circumstances with respect to the election of directors.

The Company's Employee Incentive Compensation Plan (the "1980 Plan") was adopted in 1980 and expired on December 31, 1990. The 1980 Plan provided for the issuance of up to 13,440,000 shares of the Company's Class B Common Stock in connection with the exercise of stock options granted under such plan. No further grants will be made under the 1980 Plan.

In 1990, the Board of Directors adopted, and the shareholders approved, the NIKE, Inc. 1990 Stock Incentive Plan (the "1990 Plan"). The 1990 Plan provides for the issuance of up to 16,000,000 shares of Class B Common Stock in connection with stock options and other awards granted under such plan. The 1990 Plan authorizes the grant of incentive stock options, non-statutory stock options, stock appreciation rights, stock bonuses, and the sale of restricted stock. The exercise price for incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. The exercise price for non-statutory stock options and stock appreciation rights, and the purchase price of restricted stock, may not be less than 75% of the fair market value of the underlying shares on the date of grant. No consideration will be paid for stock bonuses awarded under the 1990 Plan. The 1990 Plan is administered by a committee of the Board of Directors. The committee has the authority to determine the employees to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards. As of May
31, 1996, the committee has granted substantially all non-statutory stock options at 100% of fair market value on the date of grant under the 1990 Plan.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123), which is effective for years beginning after December 15, 1995. SFAS No. 123 encourages, but does not require, companies to recognize compensation expense for grants of common stock, stock options, and other equity instruments to employees based upon the fair value of the instruments when issued. Companies electing not to recognize compensation expense are required to disclose what net income and earnings per share would have been if the expense were recognized. At this time, the Company expects to elect the disclosure option of SFAS No. 123 rather than recognition of compensation expense.

The following summarizes the stock option transactions under the 1980 and 1990
Plans:



                                                       Shares           Option Price
                                                      (in thousands)    Per Share($)
Options outstanding May 31, 1994:                      2,354             4-3/4   to   56-7/8
       Exercised                                        (223)            4-3/4   to   60-1/2
       Surrendered                                       (24)           37-5/8   to   59-3/4
       Granted                                           581            58-7/8   to   74-7/8

Options outstanding May 31, 1995:                      2,688            11-17/32 to   74-7/8
       Exercised                                        (623)            5-49/64 to   42
       Surrendered                                       (50)           26-7/16  to   42
       Granted                                           647            42       to   96-3/8
       Stock Split                                     2,991             5-49/64 to   42

Options outstanding May 31, 1996                       5,653             6-9/32  to   96-3/8
Options exercisable at May 31
       1995                                            1,018            11-17/32 to   60-1/2
       1996                                            4,676             6-9/32  to   37-7/16
       1996, affected for the October 1996
       stock split (Note 16)                           9,352             3-9/64  to   18-23/32


In addition to the option plans discussed previously, the Company has several agreements outside of the plans with certain directors, endorsers and employees. As of May 31, 1996, 7,734,000 options with exercise prices ranging from $.417 per share to $23.16 per share had been granted.
The aggregate compensation expenses related to these agreements is $8,133,000 and is being amortized over vesting periods from October 1980 through October 1998. The outstanding agreements expire from February 1998 through September 2005.


The following summarizes transactions outside the option plans for the three years ended May 31, 1996:


                                                  Shares             Option Price
                                                  (in thousands)     Per Share($)

Options outstanding May 31, 1994:                   269               4-3/4   to   51
       Exercised                                    (18)              4-3/4   to   38-1/4
       Surrendered                                   --                      --
       Granted                                       --                      --

Options outstanding May 31, 1995:                   251               4-3/4   to   56-1/4
       Exercised                                   (133)              4-3/4   to   43-1/4
       Surrendered                                   --                      --
       Granted                                       95              46-5/16  to   84
       Stock Split                                  198               6-1/4   to   46-5/16

Options outstanding May 31, 1996:                   411               6-1/4   to   46-5/16
Options outstanding May 31, 1996 affected for
  October 1996 stock split (Note 16                 822               3-1/8   to   23-5/32

Options exercisable at May 31:
        1995                                        207               4-3/4   to   56-1/4
        1996                                        160               6-1/4   to   28-3/8
        1996, affected for the October 1996
        stock split (Note 16)                       320               3-1/8   to   14-3/16


NOTE 9 - BENEFIT PLANS:

The Company has a profit sharing plan available to substantially all employees. The terms of the plan call for annual contributions by the Company as determined by the Board of Directors. Contributions of $15,500,000, $11,200,000 and $8,500,000 to the plan are included in other expense in the consolidated financial statements for the years ended May 31, 1996, 1995 and 1994, respectively.

The Company has a voluntary 401(k) employee savings plan. The Company matches with Common Stock a portion of employee contributions, vesting that portion over 5 years. Company contributions to the savings plan were $4,660,000, $3,363,000 and $3,503,000 for the years ended May 31, 1996, 1995 and 1994, respectively.

NOTE 10 - OTHER INCOME/EXPENSE, NET

Included in other income/expense for the years ended May 31, 1996, 1995 and 1994, is interest income of $16,083,000, $26,094,000 and $19,064,000, respectively. The Company recognized $11,412,000 and $7,060,000 in non-recurring specific obligations associated with the shutdown of certain facilities in conjunction with the consolidation of European warehouses for the years ended May 31, 1995 and 1994, respectively.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company leases space for its offices, warehouses and retail stores under leases expiring from one to twenty-one years after May 31, 1996. Rent expense aggregated $52,483,000, $43,506,000 and $37,677,000 for the years ended May
31, 1996, 1995 and 1994, respectively. Amounts of minimum future annual rental commitments under non-cancellable operating leases in each of the five fiscal years 1997 through 2001 are $55,196,000, $54,189,000, $44,196,000,
$40,049,000, $37,025,000, respectively, and $247,320,000 in later years.

Lawsuits arise during the normal course of business. In the opinion of management, none of the pending lawsuits will result in a significant impact on the consolidated results of operations or financial position.



NOTE 12 - ACQUISITION OF BAUER INC.

During the third quarter of fiscal 1995, NIKE acquired all the outstanding shares of Bauer Inc. (formerly Canstar Sports Inc.), the world's largest hockey equipment manufacturer. The acquisition was accounted for using the purchase method of accounting. The cash purchase price, including acqusition costs, was approximately $409 million.

Bauer's assets and liabilities have been recorded in the Company's consolidated balance sheet at their fair values at the acquisition date. Identifiable intangible assets and goodwill relating to the purchase approximated $336 million with estimated useful lives ranging from 5 to 40 years. The amortization period is based on the Company's belief that the combined company has substantial potential for achieving long-term appreciation of the fully integrated global company. Bauer will permit the continued expansion of the current lines of business, as well as the development of new businesses, which can be used to strategically exploit the companies' brand names and products on an accelerated basis. NIKE believes that the combined company will benefit from the acquisition for an indeterminable period of time of at least 40 years and that therefore a 40-year amortization period is appropriate. The proforma effect of the acquisition on the combined results of operations in fiscal 1995 was not significant.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reflected in the consolidated balance sheet for cash and equivalents and notes payable approximate fair value as reported in the balance sheet because of their short maturities. The fair value of long-term debt is estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company's long-term debt at May 31, 1996, is approximately $9,539,000, compared to a carrying value $9,584,000. See Note 14 for discussion of derivatives.

NOTE 14 - FINANCIAL RISK MANAGEMENT AND DERIVATIVES

The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar cash flows resulting from the sale and purchase of products in foreign currencies will be adversely affected by changes in exchange rates. The Company does not hold or issue financial instruments for trading purposes. It is the Company's policy to utilize derivative financial instruments to reduce foreign exchange risks where internal netting strategies cannot be effectively employed.
Fluctuations in the value of hedging instruments are offset by fluctuations in the value of the underlying exposures being hedged.

The Company uses forward exchange contracts and purchased options to hedge certain firm purchases and sales commitments and the related receivables and payables. Purchased currency options are used to hedge certain anticipated but not yet firmly committed transactions expected to be recognized within one year. Hedged transactions are denominated primarily in European currencies, Japanese yen and Canadian dollar. Premiums paid on purchased options and any realized gains are included in accrued liabilities and recognized in earnings when the transaction being hedged is recognized. Deferred option premiums, net of realized gains, were a liability of $5.1 million and $0.9 million at May 31, 1996 and 1995, respectively. Gains and losses related to hedges of firmly committed transactions and the related receivables and payables are deferred and are recognized in income or as adjustments of carrying amounts when the offsetting gains and losses are recognized on the hedged transaction. Net realized and unrealized gains (losses) on forward contracts deferred at May 31, 1996 and 1995 were $20.7 million and ($11.8) million, respectively.

The estimated fair values of derivatives used to hedge the Company's risks will fluctuate over time. The fair value of the forward exchange contracts is estimated by obtaining quoted market prices. The fair value of option contracts is estimated using option pricing models widely used in the financial markets. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedged transactions and the overall reduction in the Company's exposure to adverse fluctuations in foreign exchange rates. The notional amounts of derivatives summarized below do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the exposure to the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate to interest rates, exchange rates or other financial indices.



The following table presents the aggregate notional principal amount, carrying values and fair values of the Company's derivative financial instruments outstanding at May 31, 1996 and 1995.

(in millions)

                      May  31, 1996                        May 31, 1995
                      Notional                             Notional
                      Principal     Carrying    Fair       Principal   Carrying    Fair
                      Amounts       Values      Values     Amounts      Values     Values
Forward Contracts:    $1,422.8       ($2.1)     $14.5      $706.2       ($ 1.4)    ($13.8)
Purchased Options        280.2         2.6         .5        62.5          1.4        1.3
     Total            $1,703.0        $ .5      $15.0      $768.7          --      ($12.5)


At May 31, 1996 and May 31, 1995, the Company had no contracts outstanding with maturities beyond one year. All realized gains/losses deferred at May 31, 1996 will be recognized within one year.

The counterparties to derivative transactions are major financial institutions with investment grade or better credit ratings; however, this does not eliminate the Company's exposure to credit risk with these institutions. This credit risk is generally limited to the unrealized gains in such contracts should any of these counterparties fail to perform as contracted and is immaterial to any one institution at May 31, 1996 and 1995. To manage this risk, the Company has established strict counterparty credit guidelines which are continually monitored and reported to Senior Management according to prescribed guidelines. Additionally, the Company utilizes a portfolio of financial institutions either headquartered or operating in the same countries the Company conducts its business. As a result, the Company considers the risk of counterparty default to be minimal.



NOTE 15 - INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREAS

The Company operates predominantly in one industry segment, that being the design, production, marketing and selling of sports and fitnes footwear, apparel and accessories. During 1996, 1995 and 1994, sales to one major customer amounted to approximately 12%, 14% and 14% of total sales, respectively. The geographic distribution of the Company's identifiable assets, operating income and revenues are summarized in the following table:


(in thousands)

Year ended May 31,                                      1996           1995           1994
Revenues from unrelated entities:
       United States                                   $3,964,662     $2,997,864      $2,432,684
       Europe                                           1,334,340        980,444         927,269
       Asia/Pacific                                       735,094        515,652         283,421
       Latin America/Canada and other                     436,529        266,874         146,294

                                                       $6,470,625     $4,760,834      $3,789,668

Inter-geographic revenues:
       United States                                   $    8,153     $    6,396       $   3,590
       Europe                                               7,398          5,438           6,514
       Asia/Pacific                                          --             --              --
       Latin America/Canada and other                      67,062         31,449           9,872

                                                       $   82,613     $   43,283       $  19,976

Total revenues:
       United States                                   $3,972,815     $3,004,260      $2,436,274
       Europe                                           1,341,738        985,882         933,783
       Asia/Pacific                                       735,094        515,652         283,421
       Latin America/Canada and other                     503,591        298,323         156,166
       Less inter-geographic revenues                     (82,613)       (43,283)        (19,976)

                                                       $6,470,625     $4,760,834      $3,789,668

Operating income:
       United States                                   $  697,094     $  501,685      $  344,632
       Europe                                             145,722        113,800         124,242
       Asia/Pacific                                       123,585         64,168          46,753
       Latin America/Canada and other                      55,851         37,721          19,141
       Less corporate, interest and other income
             (expense) and eliminations                  (123,162)       (67,510)        (44,174)

                                                       $  899,090     $  649,864      $  490,594

Assets:
       United States                                   $2,371,991     $1,425,932      $1,171,948
       Europe                                             941,522        831,468         487,085
       Asia/Pacific                                       386,485        306,390         197,067
       Latin America/Canada and other                     188,839        383,263          79,549

       Total identifiable assets                        3,888,837      2,947,053       1,935,649
       Corporate cash and eliminations                     62,791        195,692         438,166

                         Total assets                  $3,951,628     $3,142,745      $2,373,815

NOTE 16 - OCTOBER 1996 STOCK SPLIT

     In September of 1996, the Company announced a two-for-one stock split in both NIKE Class A and Class B Common shares. The stock split will be in the form of a 100 percent stock dividend to be paid on October 23, 1996 to sharholders of record at the close of business on October 11, 1996. The common shares and the per common share amounts in the Consolidated Financial Statements and accompanying notes have been adjusted to reflect this stock split.


CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the documents listed below, of our report dated July 3, 1996, except as to Note 16, which is as of September 24, 1996 which appears in this Form 8-K:

    1. Prospectus constituting part of the NIKE, Inc. Registration Statement on Form S-8 (No. 2-81419);

    2. Prospectus constituting part of the NIKE, Inc. Registration Statement on Form S-8 (No. 33-29262);

    3. Prospectus constituting part of the NIKE, Inc. Registration Statement on Form S-3 (No. 33-43205).

    4. Prospectus constituting part of the NIKE, Inc. Registration Statement on Form S-3 (No. 33-48977); and

    5. Prospectus constituting part of the NIKE, Inc. Registration Statement on Form S-3 (No. 33-41842).

    6. Prospectus constituting part of the NIKE, Inc. Registration Statement on Form S-8 (No. 33-63995).

Price Waterhouse LLP
Portland, Oregon
September 26, 1996


  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                        (Registrant)

Date:  September 25, 1996


                                         By /s/ Robert S. Falcone
                                            Vice President and
                                            Chief Financial Officer